Exhibit 10.4

CONFIDENTIAL

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) is entered into as of July 29, 2021, between EMulate Therapeutics, Inc., a company incorporated under the laws of the State of Washington, U.S. (“EMulate”), and having a principal place of business at 425 Pontius Avenue North, Suite 200, Seattle, WA 98109, U.S., and Hapbee Technologies, Inc., a company existing under the laws of the province of British Columbia, Canada, and having a principal place of business at 700 West Georgia Street, 25th Floor, Vancouver, BC V7Y 1B3, Canada (“Hapbee”). EMulate and Hapbee are sometimes each referred to herein as a “Party” and sometimes referred to herein together as the “Parties.”

RECITALS

Whereas, EMulate has developed an innovative technology that uses ultra-low radio frequency energy (ulRFE®) to produce some or all of the biological activity of a broad range of molecules, and owns or controls certain patents, know-how, and other intellectual property relating to its proprietary ulRFE technology; and

Whereas, Hapbee desires to obtain from EMulate certain exclusive rights and licenses to develop, use, import, and commercialize a product using the EMulate Technology (as defined herein), which product will be designed to emulate the biological activity associated with one or more of those molecules identified to the Cognate (as defined herein), and EMulate is willing to grant to Hapbee such rights and licenses, all on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EMulate and Hapbee hereby agree as follows:

Article 1

DEFINITIONS

As used in this Agreement, the following terms have the meanings set out in this Article 1 unless the context clearly and unambiguously requires otherwise.

1.1 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, or governmental agency or authority having jurisdiction over or related to the subject item.

1.2 “Auditor” has the meaning set forth in Section 8.5.

1.3 “Authorized Product” means any product (a) that is composed of components authorized for use by EMulate, (b) that transmits the magnetic field encoded by the Cognate in a manner approved by EMulate, and (c) the use, sale, lease, rental, importation or manufacture of which would, but for the license granted to Hapbee hereunder, either infringe a Valid Claim of the EMulate Patents or use EMulate Know-How in the Territory.

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1.4 “Bankruptcy Laws” has the meaning set forth in Section 13.2(d).

1.5 “Business Day” means a day that is not a Saturday, Sunday, or a day on which banking institutions in Vancouver, Canada, or Seattle, Washington, are required by law to remain closed.

1.6 “Calendar Quarter” means a period of three consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st; provided, however that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the last day of the Calendar Quarter in which the Effective Date falls; and (b) the last Calendar Quarter of the Term will end upon the expiration or termination of this Agreement.

1.7 “Calendar Year” means a period of twelve consecutive months beginning on and including January 1st and ending on December 31st; provided however, that (a) the first Calendar Year of the Term will extend from the Effective Date to the last day of the Calendar Year in which the Effective Date falls; and (b) the last Calendar Year of the Term will end upon the expiration or termination of this Agreement.

1.8 “Claim” has the meaning set forth in Section 12.1.

1.9 “Cognate” means digitized data that emulates the electromagnetic or magnetic field signal or ultra-low radio frequency energy (“ulRFE”) of one or more chemicals, biochemical or biological agents or molecules as designated pursuant to Section 2.8.

1.10 “Cognate Inventions” has the meaning set forth in Section 9.1(b).

1.11 “Commercial Supply Agreement” has the meaning set forth in Section 6.1.

1.12 “Commercialization” means any and all activities undertaken relating specifically to the pre-launch, launch, promotion, marketing, use, sale, lease, rental, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering the Authorized Product to customers) of the Authorized Product in the Territory, including: (a) strategic marketing, sale, lease, rentals force detailing, advertising, education and liaison, and market and product support within the Field and (b) all customer support, invoicing, and sale, lease, rental and subscription activities within the Field. “Commercialize” means to engage in Commercialization activities.

1.13 “Confidential Information” means all information of a confidential or proprietary nature disclosed by a Party to the other Party under this Agreement, including, without limitation, any such information related to any scientific, engineering, manufacturing, marketing, financial, or personnel matters relating to a Party, or related to a Party’s present or future products, sale, lease, rentals, suppliers, customers, employees, investors, business plans, Know-How, data, research projects, work in progress, future developments or business, in all such cases whether disclosed in oral, written, graphic, or electronic form, and whether or not specifically marked as confidential or proprietary, where under the circumstances in which such disclosure was made or given the nature of information disclosed, a reasonable person would consider such information confidential; provided, however, that in any event, “Confidential Information” excludes any information that (a) is known by the recipient at the time of disclosure, and not through a prior disclosure by or on behalf of the disclosing Party, as documented by written records; (b) is or becomes properly in the public domain through no fault of the receiving Party; (c) is subsequently rightfully disclosed to the receiving Party by a Third Party who is not directly or indirectly under an obligation of confidentiality to the disclosing Party, as documented by written records in existence prior to the disclosure of such information to the receiving Party; or (d) is developed by the receiving Party independently of, and without reference to or use of, the information received from the disclosing Party. Without limiting the foregoing, Confidential Information will include the terms and conditions of this Agreement.

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1.14 “Control” means with respect to any Know-How, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under such Know-How, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party at the time when such license, sublicense, or other right is granted hereunder. “Controlled” has a correlative meaning.

1.15 “Disclosing Party” has the meaning set forth in Section 10.1.

1.16 “Distributor” means any Third Party to whom Hapbee or a Sublicensee of Hapbee has granted the right to market, promote, advertise, retail, sell, lease, rent, and distribute the Authorized Product in the Field in the Territory.

1.17 “EMulate Commercial Supply Agreement” has the meaning set forth in Section 2.3.

1.18 “EMulate Indemnitees” has the meaning set forth in Section 12.1.

1.19 “EMulate Know-How” means all Know-How that is necessary or reasonably useful for the use or Commercialization of the Authorized Product in the Field in the Territory, which Know-How is Controlled by EMulate with respect to the Authorized Product as of the Effective Date or during the Term. For the avoidance of doubt, EMulate Know-How will not include any Joint Know-How.

1.20 “EMulate Material Breach” may include, but will not be limited to, one or more of the following events (together with any breach of this Agreement determined to be material by a judicial tribunal of competent jurisdiction):

(a) Failure by EMulate to perform its obligations under Section 2.8;

(b) Failure by EMulate to supply the Cognate for the Authorized Product exclusively to Hapbee or its Sublicensees and Distributors for use in the Field in the Territory, as required by Section 6.1; and

(c) Failure by EMulate to perform its indemnification and other obligations pursuant to Article 12.

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1.21 “EMulate Patents” means all Patents that are necessary or reasonably useful for the use or Commercialization of the Authorized Product in the Field in the Territory, which Patents are Controlled by EMulate as of the Effective Date or during the Term. For the avoidance of doubt, EMulate Patents will not include any Joint Patents.

1.22 “EMulate Technology” means the EMulate Know-How, EMulate Patents and EMulate’s interests in the Joint Patents and Joint Know-How.

1.23 “EMulate Trademarks” means EMulate’s Trademarks related to the Authorized Product, including ulRFE®.

1.24 “Field” means the recreational and/or non-medical use (i.e., use that is not regulated by any governmental body under Applicable Laws) in humans of the Authorized Product.

1.25 “First Commercial Sale” means, with respect to the Territory, the first commercial lease, rental, subscription or sale, under this Agreement by Hapbee, its Sublicensees or Distributors of any Authorized Product to an end user for use or resale, lease, rental in the Field in the Territory.

1.26 “Hapbee Housemark” means any trademark or trade name, and registrations and applications therefor, Controlled by Hapbee in the Territory and covering Hapbee’s corporate name or company logo or product brand name.

1.27 “Hapbee Indemnitees” has the meaning set forth in Section 12.2.

1.28 “Hapbee Know-How” means all Know-How that is Controlled by Hapbee as of the Effective Date or during the Term, and that is generated by or on behalf of Hapbee or any of its Sublicensees or Distributors in connection with the use or Commercialization of the Authorized Product hereunder. For the avoidance of doubt, Hapbee Know-How will not include any Joint Know-How.

1.29 “Hapbee Manufacturing Cost” means the fully burdened manufacturing cost of Authorized Product expressed on a per unit basis, as supported by Hapbee’s reasonably detailed invoices therefor, which will be the sum of: (i) the Direct Manufacturing Costs and (ii) the Indirect Manufacturing Costs. For the purposes of this definition:

(a) “Direct Manufacturing Costs” means the direct costs incurred in connection with the manufacture of the Authorized Product, including (i) those material expenses captured in invoices and the like that are specifically attributable to the manufacture of the Authorized Product, including costs of raw materials, manufacturing supplies, packaging, labels, and other materials used in production, (ii) labor expenses captured in time sheets and the like, including salaries and fringe benefits (but not overhead) for personnel directly involved in manufacturing the Authorized Product or any component thereof or purchasing or managing the materials used in the manufacture thereof or maintaining equipment necessary to support the manufacture thereof, (iii) expenses arising out of quality assurance requirements (e.g., good manufacturing practices) such as production, quality control, quality assurance, and other similar departments that are reasonably necessary and participate directly in the production of the Authorized Product or any component thereof, and (iv) equipment and facility depreciation and other allocations of fixed assets in use to support the manufacture of the Authorized Product or any component thereof, but in any event excluding any administrative overhead (e.g., costs associated with human resources, business development, and executive management). Direct expenses also include reasonable out-of-pocket payments to Third Parties (without mark-up) for services related to the manufacture of the Authorized Product or any component thereof.

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(b) “Indirect Manufacturing Costs” means the reasonable and allocated internal costs and out-of-pocket costs, incurred or accrued by Hapbee in connection with the manufacture of the Authorized Product or any component thereof, including costs arising from or associated with (i) freight, carrier insurance, and other transportation charges directly related to the delivery or distribution of the Authorized Product, (ii) storage and warehousing, (iii) taxes, duties, or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income), but excluding indirect and overhead costs (e.g., costs associated with human resources, business development, and executive management).

1.30 “Hapbee Material Breach” may include, but will not be limited to, one or more of the following events (together with any breach of this Agreement determined to be material by a judicial tribunal of competent jurisdiction):

(a) Hapbee’s failure to manufacture and supply to EMulate or Third Parties products, other than the Authorized Product, designated by EMulate for use outside the Field pursuant to Section 2.3;

(b) Hapbee’s sublicensing or attempting to sublicense the rights granted to it under Section 2.1 contrary to the provisions of Section 2.4(a);

(c) Failure by Hapbee to provide all marketing and promotional literature to EMulate for review and authorization pursuant to Section 5.4;

(d) Failure by Hapbee to timely calculate, report and make royalty payments and late payment interest to EMulate as required by Article 7 and Article 8;

(e) Failure by Hapbee to perform its obligations related to the Commercialization of Authorized Product under Section 11.2; and

(f) Failure by Hapbee to perform its indemnification and other obligations pursuant to Article 12.

1.31 “Hapbee Patents” means all Patents that claim Inventions that relate to the Authorized Product and that are conceived, made, or generated by or on behalf of Hapbee during the Term pursuant to this Agreement. For the avoidance of doubt, Hapbee Patents will not include any Joint Patents.

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1.32 “Hapbee Technology” means all Hapbee Know-How, Hapbee Patents, and Hapbee’s interests in the Joint Patents and Joint Know-How. For the avoidance of doubt, (a) all and any of Hapbee’s know-how and Hapbee’s patents which are unrelated to Authorized Products and (b) all and any know-how or patents of Hapbee that are developed, identified or conceived without the use of EMulate Confidential Information or outside of the use of the Authorized Product (i.e., independently developed) are excluded from Hapbee Technology.

1.33 “Inventions” means any and all inventions, discoveries, and developments, whether or not patentable, discovered, made, conceived, or reduced to practice in the course of activities contemplated by this Agreement.

1.34 “Joint Inventions” means any and all Inventions discovered, conceived or reduced to practice jointly by or on behalf Hapbee, on the one hand, and by or on behalf of EMulate, on the other hand.

1.35 “Joint Know-How” means all Know-How included in Joint Inventions, other than any Joint Patent.

1.36 “Joint Patents” means all Patents claiming any Joint Invention.

1.37 “JSC” has the meaning set forth in Section 3.1(a).

1.38 “Know-How” means all tangible and intangible scientific, technical, trade, marketing, commercial, financial, or business knowledge and information, formulations, devices, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, know-how, skill, and experience related to the marketing, sale and Commercialization of the Authorized Product in the Field.

1.39 “Knowledge” of a Party means the actual or constructive knowledge of the Senior Executives of such Party, including the chief executive officer, and any vice president, the general counsel, or the chief medical officer of a Party, or any personnel holding positions equivalent to such job titles (but only to the extent such positions exist at such Party).

1.40 “Losses” has the meaning set forth in Section 12.1.

1.41 “Net Income” means the gross amounts invoiced by or on behalf of Hapbee or otherwise chargeable to Hapbee’s customers, Sublicensees and Distributors for use (e.g., subscriptions for), sales, leases and/or rentals of Authorized Product or the Cognate to Third Parties, reduced only by, with respect to the relevant Authorized Product, the actual cost of manufacturing, shipping, handling and merchant credit card processing for such Authorized Product, it being understood that gross amounts invoiced for subscriptions for the use of the Authorized Product or the Cognate will be net of app store processing fees. For clarity, Net Income will not be reduced by marketing and promotional expenditures, charges by online platforms or distribution platforms or channels on which the Authorized Product or the Cognate is sold, or any incentives, rebates, spiffs or commissions provided by Hapbee to online platforms or Distributors to promote any Authorized Product or the Cognate, or the use, sale, lease, and/or rental thereof. For purposes of calculating Net Income, any amount originally invoiced for any Authorized Product that is returned during any specific period during the Term may be deducted by Hapbee from the gross amounts invoiced by Hapbee for Authorized Product during the same period. All charges solely for clothing, jewelry, necklaces, pillows, hats and other apparel that are not Authorized Products will not be included in “Net Income.”

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By way of example and for purposes of clarification only, (i) if Hapbee sells an Authorized Product to a Distributor for resale to Third Parties for $200 and the Distributor resells the Authorized Product to a Customer for $300, Hapbee’s “Net Income” on such Authorized Product will be $200 minus (if applicable to such resale to the Distributor) costs of manufacturing, shipping, handling and merchant credit card processing for the Authorized Product; and (ii) if Hapbee itself sells an Authorized Product on an online platform to a Third Party for $300 and that platform charges Hapbee $60 for the use of its platform, Hapbee’s “Net Income” will be $300 minus costs of manufacturing, shipping, handling and merchant credit card processing for the Authorized Product.

By way of further example and for purposes of clarification only, if Hapbee decides that its wholesale or retail prices being charged for any particular Authorized Product are either too high or too low to achieve optimal revenue, Hapbee may elect to adjust the wholesale or retail price it is charging for an Authorized Product and the Net Income attributable to such Authorized Product will be adjusted proportionately. Such adjustments may be made in circumstances such as the following: Group sales discounts such as “Buy Four, Get One 50% Off” offers; special holiday pricing involving reduced prices for a limited time; friends and family discounts; investor discounts; and offers of free subscriptions for a limited time. Examples of price adjustments that would not affect the Net Income attributable to an Authorized Product would be rebates offered to customers who, after paying the full advertised purchase price, would receive cash back following the submission of a rebate card to Hapbee.

1.42 “Patent(s)” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, and (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.43 “Person” means any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

1.44 “Receiving Party” has the meaning set forth in Section 10.1.

1.45 “Senior Executives” has the meaning set forth in Article 14.

1.46 “Sublicensee” means a Third Party , other than a Distributor, to whom Hapbee has granted a sublicense under the EMulate Technology as permitted under Section 2.4.

1.47 “Term” has the meaning set forth in Section 13.1.

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1.48 “Territory” means worldwide; provided, that “worldwide” excludes any national/federal, provincial/regional/state, or local jurisdiction that, with respect to the Cognate in question, does not or ceases to permit the use of such Cognate as contemplated in this Agreement or otherwise, directly or indirectly, limits the full and free exercise of all of the rights with respect to such Cognate granted to Hapbee under this Agreement.

1.49 “Third Party” means any Person other than EMulate and Hapbee. “Third-Party” is used in this Agreement as the adjectival form of Third Party.

1.50 “Trademarks” means trademarks, trade names, trade dresses, domain names, logos, and brandings of a Party.

1.51 “Transfer Price” means the Hapbee Manufacturing Cost of a unit of Licensed Product plus fifteen percent (15%).

1.52 “Upfront Amount” has the meaning set forth in Section 7.1.

1.53 “U.S.” means the United States of America, including its territories and possessions and the District of Columbia.

1.54 “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn, or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and that has not been pending for more than ten (10) years.

1.55 “Withholding Tax Action” has the meaning set forth in Section 8.3(c).

Article 2

GRANT OF LICENSE

2.1 License Grants and Hapbee Product Purchases.

(a) Licensed Technology. Subject to the terms and conditions of this Agreement, EMulate hereby grants to Hapbee an exclusive, royalty-bearing license under the EMulate Technology to use, sell, offer for sale, lease, rent, import, and otherwise Commercialize the Authorized Product in the Field in the Territory during the Term. In addition, subject to the terms and conditions of this Agreement, EMulate hereby grants to Hapbee an exclusive, royalty-bearing license under the EMulate Technology to ship, label and package Authorized Product for use in the Field in the Territory.

(b) Trademarks. Subject to the terms and conditions of this Agreement, EMulate hereby grants to Hapbee a non-exclusive, royalty-free license under the EMulate Trademarks solely to Commercialize, use, sell, offer for sale, lease, rental, and import Authorized Product in the Field in the Territory during the Term. For clarity, if a EMulate Trademark is not used exclusively with the Authorized Product in the Territory at the time of First Commercial Sale of the Authorized Product, then EMulate has the right to use such EMulate Trademark with any other product in the Territory.

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2.2 License Grants to EMulate. Subject to the terms and conditions of this Agreement, Hapbee hereby grants to EMulate a royalty-free, fully-paid, perpetual, irrevocable, non-exclusive license, with the right to grant sublicenses (in accordance with Section 2.3) through multiple tiers, in, to and under the Hapbee Technology to research, develop, make, have made, commercialize, use, sell, offer for sale, lease, rent, and import any product other than Authorized Product.

2.3 Purchase of Product from Hapbee. During the Term, Hapbee will manufacture and supply EMulate such product, other than the Authorized Product, to EMulate or Third Parties designated by EMulate for use outside the Field anywhere in the world, in such quantities as EMulate will order and Hapbee will accept pursuant to and in accordance with a separate commercial supply agreement to be entered into between Hapbee and EMulate (the “EMulate Commercial Supply Agreement”) at the Transfer Price for such product, which Transfer Price will be specified in the EMulate Commercial Supply Agreement. The Parties will negotiate in good faith to enter into the EMulate Commercial Supply Agreement on commercially reasonable terms (other than the Transfer Price).

2.4 Sublicensees; Distributors. Subject to the terms and conditions of this Agreement, Hapbee will have the right to sublicense the rights granted to it under Section 2.1 to:

(a) Third Parties with EMulate’s prior consent, such consent not to be unreasonably withheld, conditioned, or delayed; provided, that (i) such sublicensee agrees with EMulate in writing to comply with the term and conditions of this Agreement that are applicable to such Sublicensee’s activities under such sublicense; and (ii) Hapbee remains fully liable for the performance of such sublicensee in accordance with this Agreement.

(b) Distributors without EMulate’s consent, provided that Hapbee will remain responsible for the performance of its Distributors hereunder, including without limitation the compliance with Applicable Laws by such Distributors in connection with the distribution of the Authorized Product hereunder. In the event of termination of this Agreement pursuant to Section 13.2(b) for breach by Hapbee, EMulate will reasonably consider and discuss with each such Distributor potential continuation of the Distributor agreement directly with EMulate if such Distributor is not then in breach of its Hapbee Distributor agreement, a complete copy of which Hapbee will provide to EMulate upon request.

2.5 No Implied License. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the licenses and rights that are expressly granted under this Agreement.

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2.6 Retained Rights. EMulate hereby expressly retains:

(a) the right under the EMulate Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more licensees (other than Hapbee) or subcontractors; and

(b) all rights to practice and to grant licenses under the EMulate Technology outside of the scope of the license granted in Section 2.1(a), including without limitation the exclusive right to make and have made cognates other than the Cognate anywhere in the world, and the exclusive right to practice the EMulate Technology with respect to products other than the Authorized Product.

2.7 Exclusivity Obligations. During the Term, unless otherwise agreed in writing by the Parties, Hapbee agrees that it will not acquire, develop, manufacture, sell, lease, rent, import, distribute, or otherwise Commercialize in the Territory any product for use in the Field other than the Authorized Product, either by itself or through any Third Party. In furtherance of the license and exclusivity grant to Hapbee herein, EMulate covenants that during the Term it will not grant rights to any Third Party to use the Cognate in the Field in the Territory or acquire, develop, manufacture, sell, lease, rent, import, distribute, or otherwise Commercialize the Authorized Product in the Territory in the Field.

2.8 Designation of Cognate. EMulate has, pursuant to one or more agreements between the Parties (each, an “Evaluation Agreement”), provided Hapbee the opportunity to evaluate (or to have evaluated) for safety one (1) cognate that emulates the electromagnetic or magnetic field signal or ulRFE of theobromine. Based on the results of the evaluations performed, Hapbee hereby designates to EMulate such one (1) cognate, which will, subject to the other provisions of this Section 2.8, hereafter be deemed to be the “Cognate” for purposes of this Agreement.

Article 3

GOVERNANCE

3.1 Joint Steering Committee.

(a) Establishment. Within thirty (30) days following the Effective Date, EMulate and Hapbee will establish a committee (the “JSC”) to oversee, review, and coordinate the supply and Commercialization of the Authorized Product in the Field in the Territory.

(b) Duties. The JSC will:

(i) provide a forum for the Parties to discuss material marketing, sales, lease, rental, subscription and manufacturing matters pertaining to the Authorized Product in the Territory;

(ii) provide a forum for the Parties to exchange information and coordinate their respective activities with respect to marketing, sales, lease, rental, subscription and manufacturing matters pertaining to the Authorized Product in the Field in the Territory and outside the Field or Territory;

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(iii) review Hapbee’s Commercialization plans and discuss Hapbee’s proposed activities with respect to realizing Commercialization plans for the Authorized Product; and

(iv) perform such other duties as are specifically assigned by the Parties to the JSC pursuant to this Agreement.

3.2 Membership. Promptly after the Effective Date, each Party will designate up to three (3) representatives with appropriate expertise to serve as members of the JSC. The Parties may elect to vary the participating member and number of representatives that serve on the JSC, provided that in all cases the JSC maintains an equal number of representatives from each Party. Each Party may replace its representatives on the JSC at any time upon written notice to the other Party.

3.3 Chairperson; Minutes. One member of the JSC will serve as the chairperson, who will be responsible for organizing meetings, preparing and circulating an agenda in advance of each meeting, and preparing minutes of each meeting. Each JSC representative will review and approve such minutes in writing; provided that if a representative does not object to the accuracy of such minutes within fifteen (15) days after the circulation of such minutes, such minutes will be deemed approved by such representative. Hapbee will appoint the chairperson for an initial one (1) year term and thereafter the Parties will alternate in appointing the chairperson for twelve (12) month terms.

3.4 Meetings. The JSC will hold meetings on a Calendar Quarter basis or on such other schedule to which the Parties may mutually agree. Meetings of the JSC will be effective only if at least one (1) representative of each Party is present or participating. The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (ii) by audio or video teleconference. With the prior consent of the other Party’s representatives (such consent not to be unreasonably withheld or delayed), each Party may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants will have no vote and will be subject to the confidentiality provisions set forth in Article 10. Additional JSC meetings may be held with each Party’s consent, or as required under this Agreement, and neither Party will unreasonably withhold or delay its consent to hold such an additional meeting.

3.5 Decision-Making.

(a) The JSC will make good faith efforts to make all decisions on matters that are within the scope of its decision-making authority by consensus. Subject to the terms of this Section 3.5, actions to be taken by the JSC will be taken only following a unanimous vote with each Party’s representatives collectively having one (1) vote. If the JSC fails to reach unanimous consent on a particular matter that is within the scope of its decision-making authority within thirty (30) days of a Party having requested a formal vote on such matter (or, if such matter is urgent, within ten (10) days of such request), then either Party may submit such matter for resolution to the Senior Executives pursuant to Article 14.

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(b) The scope of the JSC’s decision making authority is limited to coordination of operational and planning matters that relate to the performance by the Parties of this Agreement. For the avoidance of doubt, any dispute regarding the interpretation of this Agreement, the performance or alleged nonperformance of a Party’s obligations under this Agreement, or any alleged breach of this Agreement (including but not limited to the alleged occurrence of a Hapbee Material Breach of an EMulate Material Breach)will be resolved in accordance with the terms of Article 14 and are outside the scope of the JSC’s decision-making authority.

3.6 Expenses. Each Party will be responsible for all of its own travel and other costs and expenses for its respective members, designees, and non-member invitees to attend meetings of, and otherwise participate on, the JSC and any subcommittees or working groups.

3.7 Subcommittees. From time to time, the JSC may establish subcommittees to oversee particular projects or activities within the JSC’s scope of authority, as it deems necessary or advisable. Each subcommittee will consist of such number of representatives of each Party as the JSC determines is appropriate from time to time, and will meet with such frequency as the JSC determines.

3.8 Discontinuation of Participation. The JSC will continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the committee; or (b) EMulate providing to Hapbee written notice of its intention to disband and no longer participate in such committee. Upon EMulate’s delivery to Hapbee of such written notice, the JSC will have no further obligations under this Agreement and any matters that would previously have been addressed by the JSC will be handled by the Parties in accordance with the terms of this Agreement.

3.9 Alliance Managers. Promptly after the Effective Date, each Party will appoint an individual who will be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”). Each Alliance Manager will be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term. The Alliance Manager will ensure communication to the JSC of all relevant matters raised at any joint subcommittees or working groups. Each Alliance Manager will be permitted to attend meetings of the JSC as non-voting participants. The Alliance Managers will be the primary contact for the Parties regarding the activities contemplated by this Agreement and will facilitate all such activities hereunder. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment within the JSC and its subcommittees. Each Party will be responsible for all of its own costs with respect to its Alliance Manager.

Article 4

COMMERCIALIZATION ACTIVITIES

4.1 Diligence. Hapbee will be responsible for the conduct and cost of all activities and efforts in the Territory necessary to support the Commercialization of the Authorized Product in the Field in the Territory. Hapbee will submit to the JSC for review and discussion a plan setting forth Hapbee’s planned Commercialization activities with respect to the Authorized Product in the Field in the Territory. Hapbee will consult with and provide regular updates to EMulate through the JSC regarding Hapbee’s Commercialization activities and efforts.

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4.2 Records. Hapbee will maintain detailed and accurate records regarding its Commercialization activities and efforts with respect to the Authorized Product in the Field pursuant to this Agreement. Upon request by EMulate from time to time, Hapbee will promptly provide the JSC with summaries of such Commercialization activities and efforts to date. Upon reasonable prior written notice, EMulate will have the right (subject to Article 10) to inspect the books and records of Hapbee and its Sublicensees and Distributors reflecting the work done and results achieved by or on behalf of Hapbee or its Sublicensees or Distributors in the performance of its Commercialization activities and efforts for the sole purpose of determining compliance by Hapbee with this Agreement.

Article 5

COMMERCIALIZATION

5.1 Overview and Diligence; Failure to Commercialize. Subject to, and in accordance with, the terms and conditions of this Agreement and all Applicable Laws, Hapbee, at its expense, will be solely responsible for Commercializing the Authorized Product for the Field in the Territory. Hapbee will use commercially reasonable efforts to achieve the First Commercial Sale in the Territory within six (6) months after the Effective Date; provided, however, that (a) such 6-month period may be extended by written agreement of the Parties; (b) such 6-month period will be extended if, in EMulate’s sole reasonable determination, Hapbee is making substantial progress towards entering into agreements with one or more third parties for the purpose of Commercializing the Authorized Product in the Field in the Territory, and (c) if Hapbee does not achieve the First Commercial Sale in the Territory within such 6-month period (if such period has not been extended), then EMulate will have the right to terminate the licenses granted by EMulate pursuant to Section 2.1 and all rights granted to Hapbee under such licenses and under this Agreement with respect thereto will upon such termination immediately revert to EMulate. EMulate will exercise such right of termination by providing written notice thereof to Hapbee.

5.2 Commercialization Plan. Upon EMulate’s reasonable request, Hapbee will submit to EMulate for review and discussion at the next scheduled JSC meeting a commercialization plan setting forth the goals, strategies, and plans for Hapbee’s prelaunch activities, launch, and subsequent Commercialization of the Authorized Product in the Field in the Territory and the level of anticipated sales force and promotion efforts dedicated to the Authorized Product, together with the budget in connection therewith (the “Commercialization Plan”). Hapbee will conduct all Commercialization activities in accordance with such Commercialization Plan; provided, that, Hapbee may, upon providing notice thereof to EMulate, modify the Commercialization Plan from time to time to the extent that such modification (a) would improve Commercialization of the Authorized Product in the Field in the Territory, (b) would not constitute a breach by Hapbee of any of its obligations under this Agreement, or (c) would not limit any of the rights of EMulate under this Agreement or any benefits that EMulate would have otherwise received under this Agreement but for such modification. Hapbee will consult with and provide regular updates to EMulate regarding its Commercialization strategies.

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5.3 Reports. Hapbee will present written reports to the JSC annually summarizing Hapbee’s significant Commercialization activities with respect to the Authorized Product in the Territory pursuant to this Agreement and including a forecast for the following year’s sales, leases, rentals and subscriptions of or for the Authorized Product in the Territory. Such reports will cover subject matter at a level of detail reasonably sufficient to enable EMulate to determine Hapbee’s compliance with its diligence obligations pursuant to this Article 5.

5.4 Marketing and Promotional Literature. Hapbee will prepare all marketing and promotional literature related to Authorized Product for use in the Territory in accordance with Applicable Laws. All such marketing and promotional literature will be subject to the review and authorization of EMulate. EMulate will provide feedback regarding such literature within five (5) business days following receipt thereof, and failure to provide feedback within such period will be deemed to be authorization thereof. At the request of EMulate, EMulate will be presented and described as the Party who developed and manufactured the Authorized Product in a manner satisfactory to both EMulate and Hapbee on, by way of example, all labels, packaging, packaging inserts, and promotional literature related to the Authorized Product, in each case to the extent permitted by Applicable Laws, for example by use of phrases like “powered by EMulate Therapeutics.” Without limiting any other provision of this Agreement, Hapbee will have the sole right to brand the Authorized Product for Commercialization in any manner consistent with Applicable Laws that Hapbee deems appropriate, including using Hapbee Housemarks and similar trademarks or trade names of any Hapbee Sublicensee.

5.5 Labeling and Patent Rights Marking. Subject to, and in accordance with, Applicable Laws, Hapbee will identify EMulate as the licensor or producer of the Cognate used in the Authorized Product using the EMulate Trademarks designated by EMulate for such use in certain mutually agreed promotional materials for Authorized Product in the Territory where such identification is appropriate, in a manner approved in advance in writing by both Parties, and in accordance with (and subject to) the Trademark License set forth in Section 2.1(b). To the extent permitted by Applicable Law and customary in the industry for such products, Hapbee will mark all Authorized Product sold, leased or rented in the Territory by Hapbee, its Sublicensees or Distributors with appropriate EMulate Trademarks and patent numbers and the appropriate Hapbee Housemarks and patent numbers. Hapbee may, in its sole discretion, include any Hapbee Housemark on the Authorized Product, and on the labels, packaging, promotional materials, and other materials therefor, subject to Applicable Law.

Article 6

SUPPLY

6.1 Supply and Purchase of the Cognate for the Authorized Product. Subject to the terms of this Agreement, during the Term, EMulate will produce and supply the Cognate for the Authorized Product exclusively to Hapbee or its Sublicensees and Distributors for use in the Field in the Territory, and Hapbee or its Sublicensees and Distributors will purchase exclusively from EMulate, all of Hapbee’s and its Sublicensees’ and Distributors’ requirements of the Cognate used in the Authorized Product for Commercialization use in the Field in the Territory in such quantities as Hapbee will order and EMulate will accept pursuant to and in accordance with a separate commercial supply agreement to be entered into between Hapbee and EMulate (the “Commercial Supply Agreement”). The Parties will negotiate in good faith to enter into the Commercial Supply Agreement on commercially reasonable terms.

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Article 7

FINANCIAL TERMS

7.1 Upfront Payment. In consideration for the licenses and rights granted to Hapbee under this Agreement with respect to the Cognate designated by and provided to Hapbee pursuant to this Agreement, Hapbee will pay to EMulate, within ten (10) days following the Effective Date, a non-refundable, non-creditable payment in an amount equal to ten thousand US dollars (US$10,000.00) (the “Upfront Amount”). Such payment will be made by wire transfer of immediately available funds into an account designated by EMulate.

7.2 Royalty Payments.

(a) Royalty Rate. Subject to this Section 7.2 and the other terms and conditions of this Agreement, in further consideration for the licenses and rights granted to Hapbee under this Agreement, Hapbee will pay to EMulate, on a Calendar Quarter basis, royalties on the quarterly Net Income from (i) sales, lease or rental of the Authorized Product in the Territory multiplied by a percentage royalty rate equal to twenty percent (20%), and (ii) use of (e.g., subscriptions for) the Authorized Product in the Territory multiplied by a percentage royalty rate equal to twenty percent (20%); provided, that the percentage royalty rate on the first ten million US dollars (US$10,000,000.00) of Net Income from use of (e.g., subscriptions for) Authorized Product will be equal to twenty-five percent (25%).

(b) Royalty Term. Hapbee’s obligation to make royalty payments pursuant to this Section 7.2 will commence upon the Effective Date and will continue throughout the term of this Agreement.

7.3 Taxes. All amounts payable to EMulate will be paid without any reduction or offset for taxes. If any withholding taxes or stamp, VAT, foreign exchange, or other transfer taxes apply to payments payable to EMulate, then Hapbee will pay such taxes directly and will increase the amounts payable to EMulate so that EMulate receives the full amount it would have received if no such taxes applied.

7.4 Expenses Related to Cognate. The amount of all costs and expenses incurred by EMulate for producing the Cognate (e.g., costs of measuring, recording and optimizing such Cognate) will be for the account of Hapbee.

Article 8

PAYMENTS, BOOKS, AND RECORDS

8.1 Payment; Royalty Reports. Royalty payments due by Hapbee to EMulate under Section 7.2 will be calculated and reported for each Calendar Quarter. All royalty payments due under Section 7.2 will be paid within thirty (30) days after the end of each Calendar Quarter and will be accompanied by a report setting forth the Net Income from sales, lease, rental or subscription of or for the Authorized Product by Hapbee and its Sublicensees and Distributors in the Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, the number of Authorized Product sold, the Net Income from sales, lease, rental or subscription of or for Authorized Product, the royalties payable, the method used to calculate the royalties, and the exchange rates used. Prior to commencement of Commercialization of Authorized Product, the Parties will agree on the form of royalty report. Hapbee will submit a single report for all Net Income from sales, lease, rental, subscription of or for Authorized Product during a Calendar Quarter, including by Hapbee, its Sublicensees and Distributors, but will separately identify the Net Income and other information applicable to each entity.

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8.2 Payment Currency; Currency Conversion. All references to dollars and “$” herein will refer to U.S. dollars. All payments hereunder will be payable in U.S. dollars. With respect to conversion of Net Income in any non-U.S. currency to U.S. dollars, such conversion will be at the exchange rate equal to the U.S. dollar conversion rate for such currency as published by The Wall Street Journal, Western U.S. Edition, as published on the last business day of the Calendar Quarter in which the applicable Net Income was invoiced. All payments owed under this Agreement will be made by wire transfer in immediately available funds to a bank and account designated in writing by EMulate from time to time for such purpose.

8.3 Taxes.

(a) Taxes on Income. Except as otherwise provided in this Section 8.3, each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding, transfer taxes, or similar obligations with respect to milestone payments, royalty payments, and other payments made by Hapbee to EMulate under this Agreement. To the extent Hapbee is required by Applicable Laws to deduct and withhold taxes on any payment to EMulate, Hapbee will pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to EMulate an official tax certificate or other evidence of such payment sufficient to enable EMulate to claim such payment of taxes. EMulate will provide Hapbee any tax forms that may be reasonably necessary in order for Hapbee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so. EMulate will use reasonable efforts to provide any such tax forms to Hapbee in advance of the due date; provided, that EMulate may direct Hapbee to temporarily hold a payment otherwise payable in order to avoid withholding taxes if EMulate is waiting for a required tax form to be issued by a governmental authority. Hapbee will provide EMulate with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, transfer taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of EMulate. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

(c) Taxes Resulting From a Party’s Action. If a Party takes any action, including any assignment, sublicense, change of place of incorporation, or failure to comply with Applicable Laws or filing or record retention requirements, which results in a withholding or deduction obligation or a transfer tax (“Withholding Tax Action”), then such Party will pay the sum associated with such Withholding Tax Action. For clarity, if Hapbee undertakes a Withholding Tax Action, then the sum payable by Hapbee (in respect of which such deduction or withholding is required to be made) will be increased to the extent necessary to ensure that EMulate receives a sum equal to the sum which it would have received had no such Withholding Tax Action occurred. Otherwise, the sum payable by Hapbee (in respect of which such deduction or withholding is required to be made) will be made to EMulate after deduction of the amount required to be so withheld or deducted. If a change in Applicable Laws results in a withholding or deduction obligation absent either Party taking a Withholding Tax Action, then the amount of such withholding or deduction obligation will be paid by Hapbee to the applicable governmental authority on behalf of EMulate in accordance with the provisions of Section 8.3(b). The Parties will use commercially reasonable efforts to invoke the application of any applicable bilateral income tax treaty that would reduce or eliminate otherwise applicable taxes with respect to payments payable pursuant to this Agreement.

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8.4 Records. Hapbee will keep, and require its Sublicensees and Distributors to keep, complete, true, and accurate books of accounts and records for the purpose of determining the amounts payable to EMulate pursuant to this Agreement. Such books and records will be kept for such period of time required by law, but no less than at least five (5) years following the end of the Calendar Quarter to which they pertain. Such records will be subject to inspection in accordance with Section 8.5.

8.5 Audits. Upon not less than ten (10) days’ prior written notice, Hapbee will permit an independent, certified public accountant selected by EMulate and reasonably acceptable to Hapbee, which acceptance will not be unreasonably withheld or delayed (for the purposes of this Section 8.5, the “Auditor”), to audit or inspect those books or records of Hapbee, its Sublicensees and Distributors that relate to Net Income, or Royalty Reports for the sole purpose of verifying (a) the royalties payable hereunder in respect of Net Income, (b) the withholding taxes, if any, required by Applicable Law to be deducted as a payment by Hapbee in respect of such Net Income, and (c) the exchange rates used in determining the amount of U.S. dollars. The Auditor will disclose to EMulate only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor will send a copy of the report to Hapbee at the same time it is sent to EMulate. EMulate will bear the full cost of such audit unless such audit discloses an underpayment of the amount actually owed of more than five percent (5%), in which case Hapbee will bear the full out-of-pocket, external cost of such audit. Within thirty (30) days from the auditor’s report, Hapbee will submit to EMulate any underpayment discovered in such audit, or EMulate will refund any amounts shown to have been overpaid, in each case as applicable.

8.6 Late Payment. Any amounts not paid when due under this Agreement will be subject to interest from and after the date payment is due through and including the date upon which such Party makes such payment at the annual interest rate of one and a half (1.5) percent (1.5%) compounded monthly; provided, however, that in no event will such rate exceed the maximum legal annual interest rate. The payment of such interest will not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

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Article 9

INTELLECTUAL PROPERTY

9.1 Ownership of Intellectual Property.

(a) EMulate Technology and Hapbee Technology. EMulate owns and will retain all rights, title, and interests in and to the EMulate Technology. Hapbee will own and retain all rights, title and interests in and to the Hapbee Technology.

(b) Ownership of Inventions. Ownership of all Inventions will be based on inventorship, as determined in accordance with the rules of inventorship under U.S. patent laws. Each Party will solely own any Inventions made solely by its or its employees, agents, or independent contractors (“Sole Inventions”). The Parties will jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party together with employees, agents, or independent contractors of the other Party (“Joint Inventions”). If an Hapbee Sole Invention or a Joint Invention covers or is related to the Cognate (collectively, the “Cognate Inventions”), such Cognate Inventions will be owned solely by EMulate, and Hapbee will and hereby does assign to EMulate its right and interest in such Cognate Inventions and such assigned Cognate Inventions will be included in the EMulate Technology licensed to Hapbee pursuant to Section 2.1(a).

9.2 Patent Prosecution and Maintenance.

(a) EMulate Patents. Except as otherwise provided in this Section 9.2, EMulate will have the sole right and authority to prepare, file, prosecute, and maintain the EMulate Patents on a worldwide basis. EMulate will bear all costs of preparation, filing, prosecution, and maintenance of the EMulate Patents in the Territory.

(b) EMulate Abandonment. If EMulate determines in its sole discretion to abandon or not maintain any such EMulate Patent(s) in the Territory, then EMulate will provide Hapbee with written notice of such determination within a period of time reasonably necessary to allow Hapbee to determine its interest in such EMulate Patent(s). In the event Hapbee provides written notice expressing its interest in obtaining such EMulate Patent(s), EMulate will assign and transfer, without any compensation, to Hapbee the ownership of, and interest in, such EMulate Patent(s) in the Territory, at Hapbee’s sole expense. Hapbee will thereafter bear all costs of preparation, filing, prosecution, and maintenance of such assigned and transferred Patents in the Territory. In the event that Hapbee decides to abandon or not maintain any such Patent(s), Hapbee will promptly provide EMulate with written notice of such decision.

(c) Hapbee Patents. Except as otherwise provided in this Section 9.2, Hapbee will have the sole right and authority, in its sole discretion, to prepare, file, prosecute, and maintain the Hapbee Patents within the Territory at its own expense.

(d) Hapbee Abandonment. If Hapbee determines in its sole discretion to abandon or not maintain any such Patent within the Hapbee Patents anywhere in the world, then Hapbee will provide EMulate with written notice of such determination within a period of time reasonably necessary to allow EMulate to determine its interest in such Hapbee Patent(s). In the event EMulate provides written notice expressing its interest in obtaining such Hapbee Patent(s), Hapbee will assign and transfer, without any compensation, to EMulate the ownership of, and interest in, such Hapbee Patent(s) in the applicable jurisdiction at EMulate’s sole expense. EMulate will thereafter bear all costs of preparation, filing, prosecution, and maintenance of such assigned and transferred Patent(s). For the avoidance of doubt, such transferred Patent(s) will be a part of the EMulate Patents licensed hereunder to Hapbee upon Hapbee’s payment to EMulate of the patent expenses incurred by EMulate in the Territory related thereto. In the event that EMulate decides to abandon or not maintain any such transferred Patent(s), EMulate will promptly provide Hapbee with written notice of such decision.

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(e) Joint Patents.

(i) Initial Responsibility. EMulate will be responsible for the preparation, filing, prosecution, and maintenance of Joint Patents worldwide, subject to the rest of this Section 9.2(e). EMulate will be responsible for preparing, filing, prosecuting, and maintaining all Joint Patents, using a patent counsel selected by EMulate and reasonably acceptable to Hapbee; provided, that Hapbee and EMulate will share equally the cost and expenses of the preparation, filing, prosecution, and maintenance of Joint Patents, and Hapbee will reimburse EMulate for Hapbee’s portion of such costs and expenses incurred by EMulate within thirty (30) days from the date of invoice for such costs and expenses by EMulate.

(ii) Cooperation. EMulate will consult with Hapbee in preparing Joint Patent applications and will consider and adopt in good faith Hapbee’s comments and suggestions prior to the filing of any Joint Patent application. EMulate will keep Hapbee fully informed of progress with regard to the preparation, filing, prosecution, and maintenance of the Joint Patents in and outside the Territory. EMulate will:

(1) provide Hapbee with a copy of the final draft of any proposed application at least thirty (30) days prior to filing the same in any patent office worldwide, unless otherwise agreed by patent counsel for both parties, and EMulate will consider in good faith any comments or revisions suggested by Hapbee or its counsel;

(2) promptly provide Hapbee with a copy of each patent application as filed, together with a notice of its filing date and serial number;

(3) provide Hapbee with a copy of any action, communication, letter, or other correspondence issued by the relevant patent office within at least ten (10) days of receipt thereof, and EMulate will consult with Hapbee regarding responding to the same and will consider in good faith any comments, strategies, and the like proposed by Hapbee;

(4) provide Hapbee with a copy of any response, amendment, paper, or other correspondence filed with the relevant patent office within ten (10) days of EMulate’s receipt of the as-filed document;

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(5) promptly notify Hapbee of the allowance, grant, or issuance of such Joint Patents; and

(6) consult with Hapbee regarding the countries to be filed and maintained, the payment of annuities, taxes and maintenance fees for any such Joint Patents.

(iii) Joint Patent Abandonment. In the event that EMulate desires to abandon or cease prosecution and/or maintenance of any Joint Patent, EMulate will provide reasonable prior written notice to Hapbee of such intention to abandon (which notice will, to the extent possible, be given no later than ninety (90) calendar days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case or if EMulate refuses to pay its share of costs related to any such Joint Patent, at Hapbee’s sole discretion, upon written notice from Hapbee, Hapbee may elect to continue prosecution and/or maintenance of any such Joint Patent at its own expense, and EMulate will execute such documents and perform such acts, at EMulate’s expense, as may be reasonably necessary to effect an assignment of EMulate’s entire right, title, and interest in and to such Joint Patent to Hapbee. Any such assignment will be completed in a timely manner to allow Hapbee to continue prosecution and/or maintenance of any such Joint Patent. Any Patents so assigned will no longer be considered Joint Patents and will become Hapbee Patents.

(iv) Hapbee Declines Responsibility. If Hapbee refuses to pay its share of costs related to any Joint Patent, upon written notice from EMulate, Hapbee will assign its entire right, title, and interest in and to any such Joint Patent to EMulate. Any Patents so assigned will no longer be considered Joint Patents and will become EMulate Patents.

9.3 Infringement by Third Parties.

(a) Notice. In the event that either EMulate or Hapbee becomes aware of any infringement or threatened infringement by a Third Party of any Patents that are subject to the prosecution, maintenance, or enforcement by a Party under this Agreement, it will notify the other Party in writing to that effect. Any such notice will include evidence to support an allegation of infringement or threatened infringement by such Third Party.

(b) EMulate Patents. Subject to this Section 9.3(b), EMulate has the first right, as between EMulate and Hapbee, to bring and control any action or proceeding with respect to infringement of any EMulate Patent worldwide, at its own expense and by counsel of its own choice. Hapbee has the right, at its own expense, to be represented in any such action by counsel of its own choice, and EMulate and its counsel will reasonably cooperate with Hapbee and its counsel in strategizing, preparing, and presenting any such action or proceeding. If EMulate fails to bring an action or proceeding with respect to infringement of any EMulate Patent described in the preceding sentence within (i) one hundred twenty (120) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Hapbee has the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice. Upon Hapbee’s request, EMulate will timely join any such litigation and cooperate with Hapbee in connection with such infringement action. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of such action or proceeding will be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining damages relating to the Authorized Product (including without limitation, lost sales, leases, rentals or lost profits with respect to the Authorized Product) will be retained by the Party bringing suit, and if such Party is Hapbee, such remaining damages will be deemed Net Income subject to the royalty provisions of Section 7.3.

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(c) Hapbee Patents. Hapbee has the first right (but not the obligation), as between EMulate and Hapbee, to bring and control any action or proceeding with respect to infringement of any Hapbee Patent worldwide, at its own expense and by counsel of its own choice and the right to retain all damages resulting from its enforcement action.

(d) Joint Patents. Any action or proceeding with respect to infringement of any Joint Patent worldwide may only be brought by both Parties, with the costs to be shared equally between the Parties. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery or damages from an action or proceeding relating to Joint Patents will be used first to reimburse the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding, and any remaining damages will be shared equally between the Parties.

(e) Cooperation. In the event either Party brings an infringement action in accordance with this Section 9.3, the other Party will cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party to such action.

9.4 Infringement of Third-Party Rights. Each Party will promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. EMulate has the sole right to control any defense of any such claim involving alleged infringement of Third-Party rights by EMulate’s activities at its own expense and by counsel of its own choice, and Hapbee has the right, at its own expense, to be represented in any such action by counsel of its own choice. Hapbee has the sole right to control any defense of any such claim involving alleged infringement of Third-Party rights by Hapbee’s activities at its own expense and by counsel of its own choice, and EMulate has the right, at its own expense, to be represented in any such action by counsel of its own choice.

9.5 Consent for Settlement. Neither Party will enter into any settlement or compromise of any action or proceeding under this Article 9 which would materially alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which consent will not be unreasonably withheld.

9.6 Patent Marking. Hapbee (or its Sublicensees, or Distributors) will mark Authorized Product marketed and sold by Hapbee (or its Sublicensees, or Distributors) hereunder with appropriate patent numbers or indicia designed by EMulate to the extent such markings or such notices would impact recoveries of damages or equitable remedies available under Applicable Law with respect to infringements of patents in the Territory.

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9.7 Trademarks. Without limiting any of Hapbee’s rights to brand the Authorized Product as provided for in Section 5.4, Hapbee will use the EMulate Trademarks selected by EMulate to Commercialize the Authorized Product in the Territory. Where Hapbee reasonably believes the EMulate Trademark is not appropriate for commercial use, or if such EMulate Trademark is not approved for use in the Territory by the applicable Regulatory Authority, the Parties will agree on an alternative product trademark for such country and such alternative product trademark will be deemed a EMulate Trademark. In addition, unless prohibited by Applicable Laws, Hapbee will include EMulate’s corporate trademark on the packaging and product information of the Authorized Product sold in the Territory to indicate that the Authorized Product is licensed from EMulate. All use of the EMulate Trademarks and EMulate corporate trademark will comply with Applicable Laws and regulations and will be subject to EMulate’s review and approval. For clarity, Hapbee may also include its (or its Sublicensee’s) corporate logo Hapbee Housemarks and similar trademarks or trade names of any Hapbee Sublicensee in the Authorized Product sold in the Territory.

Article 10

CONFIDENTIALITY

10.1 Nondisclosure. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for seven (7) years thereafter, the receiving Party (the “Receiving Party”) will keep confidential and will not publish or otherwise disclose and will not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party (the “Disclosing Party”), and both Parties will keep confidential and, subject to Sections 10.2, 10.3, and 10.4, will not publish or otherwise disclose the terms of this Agreement. Notwithstanding the foregoing, the Receiving Party’s obligation of confidentiality and restriction on use with respect to the Disclosing Party’s Confidential Information which derives economic value from not being generally known to public and is identified in writing by the Disclosing Party as trade secrets will continue perpetually for so long as such Confidential Information is unpublished by the Disclosing Party and no provision of Section 10.2(b), (c), or (d) applies to such Confidential Information. Each Party may use the other Party’s Confidential Information solely to the extent required to accomplish the purposes of this Agreement, including exercising such Party’s rights or performing its obligations under this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, other representatives and, in the case of Hapbee, Sublicensees and Distributors do not disclose or make any unauthorized use of the Confidential Information of the other Party. Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

10.2 Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

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(b) prosecuting or defending litigation, including responding to a subpoena in a Third-Party litigation;

(c) complying with Applicable Laws or regulations (including regulations promulgated by securities exchanges) or court or administrative orders;

(d) to its Sublicensees or prospective Sublicensees, Distributors, Third-Party Partners, subcontractors or prospective subcontractors, payors, consultants, agents, and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this Article 10; provided, however, that, in each of the above situations, the Receiving Party will remain responsible for any failure by any Third Party who receives Confidential Information pursuant to this Section 10.2 to treat such Confidential Information as required under this Article 10; or

(e) to bona fide potential and actual investors, acquirors, merger partners, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein.

(f) Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 10.2(b), (c), or (d), it will, except where impracticable, give at least thirty (30) days’ advance notice to the other Party of such disclosure, reasonably consider the comments of the other Party with respect to limiting such disclosure, and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Sections 10.2(b), (c), or (d) will remain the Confidential Information of the Disclosing Party and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 10.

10.3 Public Announcements. At the election of EMulate with respect to any or all of the Authorized Product, the Parties agree to issue a joint press release in form and substance reasonably satisfactory to both Parties announcing the signature of this Agreement at or shortly after the Effective Date, but in any event within the time-period as required by Applicable Laws. It is understood that either Party may make such disclosures as it determines, based on advice of counsel, is reasonably necessary to comply with Applicable Laws or for appropriate market disclosure. Each Party will provide the other Party with advance notice of legally required disclosures to the extent practicable. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party as required by Applicable Laws; provided, that each Party will have the right to make any such filing as it reasonably determines necessary under Applicable Laws. In addition, following any initial joint press release announcing this Agreement, either Party will be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

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Article 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it may be bound, nor, to the knowledge of the indemnifying Party, violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it, and (d) it has the right to grant the licenses granted by it under this Agreement.

11.2 Additional Hapbee Covenants. Hapbee covenants as follows:

(a) Hapbee will comply in all material respects with all Applicable Laws related to its Commercialization of Authorized Product.

(b) Hapbee will Commercialize all Authorized Product solely within the Territory for use in the Field pursuant to the authority, rights, and licenses granted to Hapbee under this Agreement. During the Term Hapbee will not (i) Commercialize any Authorized Product outside of the Field or of the Territory, (ii) provide any Authorized Product to any Third Party if Hapbee has actual knowledge or reasonably believes that such Third Party, either directly or indirectly, is selling, renting, leasing, or intends to sell, rent or lease such Authorized Product outside the Field or the Territory and (iii) expressly provide in each agreement with its Distributor that such Distributor will be subject to immediate termination in the event of a breach of the covenants in this Section 11.2(b) and (iv) immediately terminate any Distributor for a breach of the requirements of Section 11.2(b)(iii).

(c) At EMulate’s request with respect to any jurisdiction in the Territory, Hapbee will cause its special counsel, reasonably acceptable to EMulate, to deliver to EMulate a legal opinion, in form and substance satisfactory to EMulate, stating (among other things) that the transactions contemplated by the Exclusive License Agreement are the legal, valid and binding obligations of Hapbee enforceable against Hapbee in accordance with the terms of such agreement and that the commercial transactions by Hapbee as contemplated in such jurisdiction in the Exclusive License Agreement will not violate any Applicable Laws in the Territory.

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11.3 Additional EMulate Representations, Warranties, and Covenants. EMulate represents and warrants to Hapbee that as of the Effective Date:

(a) EMulate Patents. EMulate owns, or has an exclusive license to, the EMulate Patents.

(b) Title; Encumbrances. EMulate has sufficient legal and/or beneficial title, ownership, or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale, lease, rental agreements, encumbrances, charges or claims of any kind, of the EMulate Technology to grant the licenses to Hapbee as purported to be granted pursuant to this Agreement.

(c) No Conflict. EMulate has not granted any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party relating to any patent, know-how, or other proprietary right that conflicts with or limits the rights granted to Hapbee hereunder or which falls within the scope of the licenses granted in Section 2.1.

(d) Non-Infringement of Third Party’s IP Rights. The EMulate Technology and the import, sale, lease, rental, or use of the Authorized Product in the Territory does not and will not infringe any intellectual property rights of any Third Party existing as of the Effective Date.

(e) Non-Infringement of EMulate Technology by Third Parties. EMulate is not aware of any activities by Third Parties that constitute infringement or misappropriation of the EMulate Technology within the Territory.

(f) No Claims of Third-Party Rights. EMulate has not received any written notice, claim, or demand from any person or entity asserting that the research, development, use, or sale, lease, rental of the Authorized Product infringes a patent of a Third Party in the Territory, nor is EMulate aware of the threat of such claim.

(g) No Action or Claim. To EMulate’s Knowledge as of the Effective Date, there are no actual, pending, alleged, or threatened adverse actions, suits, claims, interferences, or formal governmental investigations involving the Authorized Product by or against EMulate or distributors in or before any court or governmental entity.

(h) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED HEREUNDER, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF COMMERCIAL SUCCESS OF THE AUTHORIZED PRODUCT.

11.4 No Representation Regarding Cognate. The Parties agree that (without limiting any provision in Section 11.3(h)) EMULATE MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTEES WITH RESPECT TO (A) THE SAFETY OR EFFECTIVENESS OF THE COGNATE, (B) THE CAPABILITY OR SUITABILITY OF THE COGNATE FOR COMMERCIALIZATION, OR (C) FROM AND AFTER THE EFFECTIVE DATE, THAT THE USE OF THE COGNATE AS CONTEMPLATED IN THIS AGREEMENT OR OTHERWISE, OR THE EXERCISE OF ANY OF HAPBEE’S RIGHTS WITH RESPECT TO SUCH COGNATE UNDER THIS AGREEMENT WILL NOT VIOLATE ANY MATERIAL LAW OR REGULATION OF ANY COURT, GOVERNMENTAL BODY, OR ADMINISTRATIVE OR OTHER AGENCY HAVING JURISDICTION OVER IT OR WILL NOT BE SUBJECT TO THE JURISDICTION OF ANY GOVERNMENTAL AUTHORITY.

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Article 12

INDEMNIFICATION

12.1 Indemnification of EMulate. Hapbee will indemnify, defend and hold harmless each of EMulate and its directors, shareholders, officers, and employees (collectively, the “EMulate Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any Third-Party claims, actions, suits, or proceedings (each, a “Claim”) incurred by any EMulate Indemnitee, arising from, or occurring as a result of (a) the negligence or willful misconduct of Hapbee, its Sublicensees, Distributors or other subcontractors, and (b) any breach of any representations, warranties, or covenants by Hapbee under this Agreement; except in each case to the extent such Claim falls within the scope of EMulate’s indemnification obligations set forth in Section 12.2.

12.2 Indemnification of Hapbee. EMulate will indemnify, defend and hold harmless each of Hapbee and its Sublicensees and Distributors and their respective directors, officers, employees, and agents (collectively, the “Hapbee Indemnitees”), from and against any and all Losses from any Third-Party Claims incurred by any Hapbee Indemnitee, arising from, or occurring as a result of (a) the negligence or willful misconduct of EMulate; and (b) any breach of any representations, warranties, or covenants by EMulate under this Agreement; except in each case to the extent such Claim falls within the scope of the indemnification obligations of Hapbee set forth in Section 12.1.

12.3 Procedure. Each Party’s agreement to indemnify, defend, and hold harmless the other Party is conditioned on the indemnified Party: (a) providing written notice to the indemnifying Party of any Claim for which it is seeking indemnification hereunder promptly after the indemnified Party has knowledge of such Claim; (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for, and defend against any such Claim, except that the indemnified Party may cooperate in the defense at its own expense using its own counsel; (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparation for, and defense of any such Claim; and (d) not compromising or settling such Claim without the indemnifying Party’s written consent. The indemnifying Party will not settle any Claim without the prior written consent of the indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. If the indemnifying Party does not assume and conduct the defense of the Claim as provided above, (y) the indemnified Party may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the indemnified Party may deem reasonably appropriate (and the indemnified Party need not consult with, or obtain any consent from, the indemnifying Party in connection therewith), and (z) the indemnifying Party will remain responsible to indemnify the indemnified Party as provided in this Article 12. The failure to promptly notify the indemnifying Party after the commencement of any action with respect to a Claim will only relieve the indemnifying Party of its obligations under this Article 12 if and to the extent the indemnifying Party is actually prejudiced thereby.

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12.4 Insurance. Each Party will procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during the Term. It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12. Each Party will provide the other Party with written evidence of such insurance upon request. Each Party will provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal, or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

12.5 Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.5 IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR SECTION 12.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 10.

Article 13

Term and Termination

13.1 Term. This Agreement will commence on the Effective Date, and unless terminated earlier as provided in this Article 13, will continue in full force and effect until the twentieth (20th) anniversary of the Effective Date (the “Term”); provided, that if the Cognate has been determined pursuant to Section 2.8 not to be safe for its intended Commercial use, the Term of this Agreement with respect to such Cognate will terminate as of the date of such determination. The Commercial Supply Agreement, as applicable, will terminate upon any termination or expiration of this Agreement.

13.2 Early Termination.

(a) Mutual Agreement. The Parties may terminate this Agreement at any time by mutual written agreement of the Parties.

(b) Material Breach. EMulate will have the right to terminate this Agreement upon written notice to Hapbee if Hapbee, after receiving written notice from EMulate identifying a Hapbee Material Breach, fails to cure such Hapbee Material Breach within sixty (60) days from the date of such notice (or within thirty (30) days’ notice for any payment breach). Hapbee will have the right to terminate this Agreement upon written notice to EMulate if EMulate, after receiving written notice identifying an EMulate Material Breach, fails to cure such EMulate Material Breach within sixty (60) days from the date of such notice.

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(c) Bankruptcy. Each Party will have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction (the “Bankruptcy Laws”) any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action under the Bankruptcy Laws and such proceeding is not dismissed within sixty (60) days after the commencement thereof.

(d) License Grant by Hapbee to EMulate. Hapbee hereby grants EMulate, effective upon the effective date of an early termination pursuant to this Section 13.2, a fully paid, royalty free, perpetual, irrevocable, exclusive license, with the right to grant sublicenses (through multiple tiers), under any and all Patents and Know-How Controlled by Hapbee at the time of such termination for EMulate to develop, make, have made, use, sell, offer for sale, lease, rental, and import Authorized Product in the Territory.

13.3 Effects of Termination. Upon the early termination of this Agreement by EMulate under Section 13.2(b) or 13.2(c), the following will apply:

(a) Inventory. Hapbee, its Distributors, and Sublicensees will continue, to the extent that Hapbee, its Distributors, and Sublicensees continue to have stocks of usable Authorized Product, to fulfill orders received from customers for the Authorized Product in the Field in the Territory for up to six (6) months after the effective date of termination. Hapbee will pay royalties to EMulate in accordance with Section 7.2 on the amount of Net Income from the use, sale, lease and rental of Authorized Product sold by Hapbee after notice of termination and after the effective date of termination.

(b) License Grant by Hapbee to EMulate. Hapbee hereby grants EMulate, effective upon the effective date of such termination, a fully paid, royalty free, perpetual, irrevocable, exclusive license, with the right to grant sublicenses (through multiple tiers), under any and all Patents and Know-How Controlled by Hapbee and incorporated into the Authorized Product at the time of such termination for EMulate to make, have made, use, sell, offer for sale, lease, rental and import Authorized Product in the Territory.

(c) Supply. The Commercial Supply Agreement, if applicable, will terminate upon the effective date of the termination of this Agreement.

(d) Transition. Hapbee will cooperate with EMulate and/or its designee to effect a smooth and orderly transition in the use, sale, lease, rental and marketing, promotion, and Commercialization of the Authorized Product in the Territory.

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13.4 Effects of Termination for Cause by Hapbee. Upon termination of this Agreement by Hapbee under Section 13.2(b) or 13.2(c), (in addition to any other rights and obligations under this Agreement with respect to such termination) all licenses granted by EMulate to Hapbee pursuant to Section 2.1 will terminate; provided, however, that Hapbee may elect to have all or any portion of the licenses granted to Hapbee pursuant to Section 2.1 (and pursuant to the Commercial Supply Agreement, if applicable) continue, in which case Hapbee’s obligations to EMulate under Article 7 and EMulate’s rights under Article 7 will continue.

13.5 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by EMulate (and pursuant to the Commercial Supply Agreement, if applicable) are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Laws. The Parties agree that Hapbee, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Laws.

13.6 Return of Confidential Information. Upon termination or expiration of this Agreement, except to the extent necessary or reasonably useful for a Party to exercise its rights under any license surviving such termination or expiration, each Party will promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided, that such Party may keep one copy of such materials for archival purposes only.

13.7 Survival. The following provisions will survive any expiration or termination of this Agreement: Articles 1 (Definitions), 10 (Confidentiality), 12 (Indemnification), 14 (Dispute Resolution), and 15 (General Provisions), and Sections 2.3 (License Grant to EMulate), 2.4 (No Implied License), 4.2 (Records), 8.4 (Records), 8.5 (Audits), 9.1 (Ownership of Intellectual Property), 13.3-13.4 (Effects of Termination; in each case to the extent applicable), and 13.7 (Survival).

Article 14

DISPUTE RESOLUTION

The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to interpretation of a Party’s rights and/or obligations hereunder or any alleged breach of this Agreement. If the Parties cannot resolve any such dispute within thirty (30) days after written notice of a dispute from one Party to another, either Party may, by written notice to the other Party, have such dispute referred to the Chief Executive Officer of EMulate and the Chief Executive Officer of Hapbee (collectively, the “Senior Executives”). The Senior Executives will negotiate in good faith to resolve the dispute within thirty (30) days. If the Senior Executives are not able to resolve such dispute referred to them under this Article 14 within such thirty (30)-day period, each of the Parties will be free to pursue its legal rights and remedies before a judicial tribunal of competent jurisdiction.

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Article 15

GENERAL PROVISIONS

15.1 Governing Law; Venue. This Agreement and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, will be governed by, and construed and enforced in accordance with, the laws of the State of Washington, United States, without reference to its conflicts of law principles. Any dispute arising under this Agreement will be pursued in a court of competent jurisdiction located in Seattle, Washington, and each of the Parties waives any objection it may have to the laying of venue brought in any such court, waives any claim that any proceedings with respect to a dispute have been brought in an inconvenient forum, and further waives any right to object that such court does not have any jurisdiction over such Party.

15.2 Waiver of Breach. No delay or waiver by either Party of any condition or term hereunder in any one or more instances will be construed as a further or continuing waiver of such condition or term or of any other condition or term in this Agreement. Any waiver by a Party of a particular term or condition will be effective only if set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.

15.3 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.4 Severability. In the event any provision of this Agreement is adjudicated to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the Parties will use their best efforts to replace the invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision that most closely reflects the original intent of the Parties. All other provisions of this Agreement will not in any way be affected or impaired by such adjudication and will remain in full force and effect.

15.5 Entire Agreement; Amendment. This Agreement, together with the exhibits hereto (which exhibits are by this reference incorporated into this Agreement), contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements and communications of the Parties, whether oral, written, or otherwise, concerning any and all matters that are the subject of this Agreement. Except as expressly set forth herein, this Agreement may be amended or modified only by a written instrument executed by authorized representatives of each Party.

15.6 Notices. Any notice or communication required or permitted under this Agreement will be in writing in the English language, delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized courier or sent by registered or certified mail, postage prepaid to the following addresses of the Parties (or at any address such Party may designate by prior written notice to the other Party in accordance with this Section 15.6):

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If to EMulate, notices must be addressed to:

EMulate Therapeutics, Inc.

425 Pontius Avenue North, Suite 200

Seattle, WA 98109

U.S.A

Attention: President and CEO

Tel: +1 206-708-2288, ext. 122

Fax: +1 206-260-7201

With a copy to (which will not constitute notice):

EMulate Therapeutics, Inc.

425 Pontius Avenue North, Suite 200

Seattle, WA 98109

U.S.A

Attention: General Counsel

Tel: +1 206-708-2288, ext. 105

Fax: +1 206-260-7201

If to Hapbee, notices must be addressed to:

Hapbee Technologies, Inc.

700 West Georgia Street

25th Floor

Vancouver, BC V7Y 1B3

Canada

Attention: CEO

Tel: +1 360-929-1520

Any such notice will be deemed to have been given (a) when delivered if personally delivered; (b) on the next Business Day after dispatch if sent by confirmed facsimile or by internationally-recognized overnight courier; and/or (c) on the fifth (5th) Business Day following the date of mailing if sent by mail or other internationally-recognized courier. Notices hereunder will not be deemed sufficient if provided only between or among each Party’s representatives on the JSC.

15.7 Assignment. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement in its entirety without such consent to (i) any purchaser of all, or substantially all, of its assets to which this Agreement relates, or (ii) any successor corporation resulting from any merger, consolidation, share exchange, or other similar transaction, provided that any such successor corporation will assume all obligations of its assignor under this Agreement. This Agreement will inure to the benefit of EMulate and Hapbee and their respective successors and permitted assigns. Any assignment of this Agreement that is not made in accordance with this Section 15.7 will be null and void and of no legal force or effect.

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15.8 Relationship of the Parties. Nothing in this Agreement or any action which may be taken pursuant to its terms is intended, or will be deemed, to establish a joint venture, agency, or partnership between Hapbee and EMulate. Neither Party to this Agreement has any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party, without the prior written consent of the other Party.

15.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and will not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular will include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article will include all sections, subsections, and paragraphs in such Article, references to any section will include all subsections and paragraphs in such section, and references in this Agreement to any subsection will include all paragraphs in such subsection. The word “including” and similar words means including without limitation. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, will not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language will control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement will be in the English language. Les parties reconnaissent avoir exigé que la présente et tous les documents connexes soient rédigés en anglais.

15.10 Counterparts. This Agreement may be executed in any number of counterparts each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Exclusive License Agreement to be executed by their duly authorized representatives as of the date first written above.

EMulate Therapeutics, Inc.		Hapbee Technologies, Inc.
By:	/s/ Steven E. Pope	By:	/s/ Chris E. Rivera
Name:	Steven E. Pope	Name:	Chris E. Rivera
Title:	SVP and Secretary	Title:	President